Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-157637 and 333-157693) and Form S-8 (Nos. 33-59545, 333-46980, 333-89046, 333-129802, 333-143260 and 333-167336, respectively) of Constellation Energy Group, Inc. of our report dated February 23, 2010 relating to the financial statements of Constellation Energy Nuclear Group, LLC which appears in the Annual Report on Form 10-K for the year ended December 31, 2009, of Constellation Energy Group, Inc.

PricewaterhouseCoopers LLP

Baltimore, Maryland

December 9, 2010